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                                   EXHIBIT (5)

        Opinion of Atlas, Pearlman, Trop & Borkson, P.A. relating to the relating to the issuance of shares
                      pursuant to the consulting agreement


                                                              August 18, 1999

VIA FACSIMILE AND U.S. MAIL
---------------------------


North American Transfer Co.
147 West Merrick Road
Freeport, NY 11520-9998

         RE: PEACHTREE FIBEROPTICS, INC. (THE "COMPANY") -
             ISSUANCE OF 80,000 SHARES - STEPHEN KRAUSE AND TIMOTHY MAHONEY

Dear Sir/Madam

         We have been requested by the Company to render an opinion to you with respect to the legality of the issuance of 80,000 shares of Common Stock, $0.01 par value (the "Shares"), 40,000 of which have been acquired by Stephen Krause and 40,000 of which have been acquired by Timothy Mahoney (collectively known as the "Consultants"). The Shares have been registered under the Securities Act of 1933 (the "Act") in the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 18, 1999.

         In connection with the foregoing, we have examined copies of the agreement between the Company and the Consultants and corresponding resolutions of the Board of Directors of the Company for the issuance of the Shares to the Consultants and such instruments and documents as we have deemed relevant or necessary as a basis for the opinions hereinafter set forth. In making such examination, we have assumed the genuineness of all signatures on all original documents and the conformity to original documents of all copies submitted to us as conformed, photostat or other copies. As to other matters of fact material to such opinions, we have, when relevant facts were not independently established, relied upon statements and certificates furnished to us.

         Based upon the foregoing, we are of the opinion that:

         (1) The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company, and the Shares are duly issued and, assuming receipt by the Company of the consideration described in the Option Agreement, are fully paid and nonassessable.



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         (2)      The issuance of the Shares is exempt from registration under the Securities Act of 1933.

         Inasmuch as the Shares have been registered under the Securities Act of 1933 by the aforementioned Registration Statement, no legend need be affixed to the certificate evidencing the Shares.

         The opinions expressed herein are for the sole benefit of and may be relied upon by North American Stock Transfer Co. and are not to be used, circulated, quoted or otherwise referred to in connection with any transaction other than those hereinabove described.

                                    Very truly yours,



                                    ATLAS, PEARLMAN, TROP & BORKSON, P.A.




RJB/dmp

cc: